Exhibit 99.1

Garrett Motion Reports First Quarter 2026 Financial Results, Raises 2026 Outlook
First Quarter 2026 Financial Highlights
•Net sales totaled $985 million, up 12% on a reported basis and 6% on a constant currency* basis vs prior year, driven by share of demand gains in passenger vehicles and strong performance in commercial vehicle off-highway and industrial
•Net income totaled $95 million; Net income margin of 9.6%
•Adjusted EBIT* totaled $151 million; Adjusted EBIT margin* of 15.3%
•Net cash provided by operating activities totaled $98 million
•Adjusted free cash flow* totaled $49 million
•Raising 2026 full-year outlook

First Quarter 2026 Business Highlights
•Secured several new light vehicle turbo programs, including an additional award for range extended electric vehicles
•Won a significant volume extension for light commercial vehicle diesel application with a European OEM
•Multiple commercial vehicle and industrial awards including power generation applications
•Continued to win in E-Powertrain; second commercial vehicle production award
•Growing industrial engagement for E-Cooling, including a production award for battery energy storage system

PLYMOUTH, Mich. and ROLLE, Switzerland, April 30, 2026 – Garrett Motion Inc. (Nasdaq: GTX) ("Garrett" or the "Company"), a leading automotive and industrial technology provider, today announced its financial results for the three months ended March 31, 2026. Additionally, the Company's Board of Directors declared a cash dividend of $0.08 per share of common stock, payable on June 15, 2026, to shareholders of record as of June 1, 2026.

“Garrett had a strong start to 2026, delivering 6% organic growth.” said Olivier Rabiller, President and CEO of Garrett. “Net sales increased to $985 million, Adjusted EBIT margin expanded to 15.3% and we generated $49 million of Adjusted Free Cash Flow, reflecting disciplined execution and strong volume conversion. During the quarter, we repurchased $87 million of common shares and returned more than $100 million to shareholders including dividends.”
“We also continued to secure new business across both our turbo and zero‑emission technology portfolios,” Mr. Rabiller added. “This included an additional commercial vehicle award for our high‑speed E‑Powertrain, alongside growing industrial engagement for our oil‑free E‑Cooling compressor, supporting our strategy to scale our differentiated electrification and industrial offerings.”

$ millions (unless otherwise noted)	Q1 2026	Q1 2025
Net sales	985	878
Cost of goods sold	789	699
Gross profit	196	179
Gross profit %	19.9%	20.4%
Selling, general and administrative expenses	58	59
Income before taxes	118	85
Net income	95	62
Net income margin	9.6%	7.1%
Adjusted EBIT*	151	131
Adjusted EBIT margin*	15.3%	14.9%
Adjusted EBITDA*	183	159
Adjusted EBITDA margin*	18.6%	18.1%
Net cash provided by operating activities	98	56
Adjusted free cash flow*	49	36
* See reconciliations to the nearest GAAP measures below.

Results of Operations

Net sales for the first quarter of 2026 were $985 million, representing an increase of 12% (including a favorable impact of $58 million or 6% due to foreign currency translation) compared with $878 million in the first quarter of 2025. This increase was driven by higher demand across all verticals. The increase in gasoline and diesel was driven by new application launches and program ramp-ups, while the increase in commercial vehicles/industrial was primarily driven by growth in all key regions, as well as continued industrial growth. Additionally, strong demand for Aftermarket sales drove a favorable product mix. Recoveries of import tariffs and favorable foreign currency impacts also contributed to increased Net sales.

Cost of goods sold for the first quarter of 2026 increased to $789 million from $699 million in the first quarter of 2025, primarily driven by $42 million from higher sales volumes, $40 million from foreign currency impacts, $7 million of lower productivity net of labor inflation and repositioning costs, $6 million from import tariffs and $4 million of unfavorable product mix. These increases were partially offset by $7 million of lower RD&E costs and $2 million from commodity, transportation and energy deflation.

Gross profit totaled $196 million for the first quarter of 2026 as compared to $179 million in the first quarter of 2025, with a gross profit percentage for the first quarter of 2026 of 19.9% as compared to 20.4% in the first quarter of 2025. This increase in gross profit was driven by $19 million from higher sales volumes, $18 million from favorable foreign currency impacts, $7 million of lower RD&E costs, $4 million of favorable product mix and $2 million from commodity, transportation and energy deflation. These benefits were partially offset by $21 million of lower productivity net of labor deflation and repositioning costs, $11 million of pricing net of inflation pass-through and $1 million of import tariffs.

Selling, general and administrative (“SG&A”) expenses for the first quarter of 2026 decreased to $58 million from $59 million in the first quarter of 2025. This decrease was driven by $3 million of lower professional services, $2 million of bad debt recovery and $1 million of lower personnel costs, partially offset by $5 million of unfavorable foreign currency impacts.

Other expense in the first quarter of 2026 was $1 million as compared to $7 million in the first quarter of 2025. This decrease was primarily driven by professional fees incurred in the prior year related to the refinancing of our term loan and revolving credit facility.

Interest expense in the first quarter of 2026 was $27 million as compared to $29 million in the first quarter of 2025. This decrease was primarily due to $3 million in lower interest expense due to a different notional amount of debt outstanding during the period.

Non-operating income for the first quarter of 2026 was $8 million as compared to $1 million in the first quarter of 2025, with the increase driven by the resolution of certain environmental liabilities and foreign exchange transactional gains.

Tax expense for the first quarter of 2026 of $23 million was consistent with the first quarter of 2025, despite higher earnings in the first quarter of 2026, primarily because of a decrease in U.S. taxes on international operations, the global mix of earnings, and deductions related to employee share-based compensation.

Net income for the first quarter of 2026 was $95 million as compared to $62 million in the first quarter of 2025 primarily driven by $17 million of increased gross profit, $7 million of higher non-operating income, $6 million of lower other expense, net, $2 million of lower interest expense and $1 million of lower SG&A expense.

Net cash provided by operating activities totaled $98 million in the first quarter of 2026 as compared to $56 million in the first quarter of 2025, representing an increase of $42 million. The increase was primarily driven by $21 million of higher net income net of non-cash charges, $18 million of favorable impacts from working capital changes and $3 million of favorable impacts from changes in other assets and liabilities.

Non-GAAP Financial Measures

Adjusted EBIT increased to $151 million in the first quarter of 2026 as compared to $131 million in the first quarter of 2025. The increase of $20 million was driven by $19 million from higher volumes, $13 million of favorable foreign currency impacts, $7 million of lower RD&E costs, $4 million of favorable product mix impacts and $2 million of commodity, transportation and energy deflation. These increases were partially offset by $14 million of lower productivity and $11 million of pricing net of inflation pass-through.

Adjusted free cash flow was $49 million in the first quarter of 2026 as compared to $36 million in the first quarter of 2025. The increase was primarily driven by $20 million of higher Adjusted EBIT partially offset by $5 million of unfavorable impacts from working capital changes (net of factoring), $3 million of higher capital expenditures and $3 million of higher cash interest.

Liquidity and Capital Resources

As of March 31, 2026, Garrett had $772 million in available liquidity, including $142 million in unrestricted cash and cash equivalents and $630 million of undrawn commitments under its revolving credit facility. As of December 31, 2025, Garrett had $807 million in available liquidity, including $177 million in unrestricted cash and cash equivalents and $630 million of undrawn commitments under its revolving credit facility.

As of March 31, 2026, total principal amount of debt outstanding was $1,437 million, compared to $1,439 million as of December 31, 2025.

During the first quarter of 2026, we repurchased $87 million of our common stock under our authorized share repurchase program and we had remaining repurchase capacity of $163 million as of March 31, 2026.

Full Year 2026 Outlook
Garrett is providing the following outlook for the full year 2026 for certain GAAP and Non-GAAP financial measures.

	Full Year 2026 Outlook	Prior Outlook
Net sales (GAAP)	$3.6 billion to $3.9 billion	$3.6 billion to $3.8 billion
Net sales growth at constant currency (Non-GAAP)*	-2% to +6%	-2% to +2%
Net income (GAAP)	$300 million to $360 million	$295 million to $335 million
Adjusted EBIT (Non-GAAP)*	$520 million to $600 million	$520 million to $570 million
Net cash provided by operating activities (GAAP)	$407 million to $522 million	$407 million to $502 million
Adjusted free cash flow (Non-GAAP)*	$355 million to $475 million	$355 million to $455 million
* See reconciliations to the nearest GAAP measures below.
Garrett’s full year 2026 outlook, as of April 30, 2026, includes the following expectations:

•2026 light vehicle industry production down 1% to 3% from 2025;
•2026 commercial vehicle industry, including both on- and off-highway, up 1% to 2% from 2025;
•2026 average light vehicle battery electric vehicle penetration of ~19%;
•2026 Euro/dollar exchange rate of 1.17 USD to 1.00 EUR versus 1.13 in 2025;
•RD&E investment at ~4.2% of sales;
•Capital expenditures at ~2.5% of sales

Conference Call

Garrett will hold a conference call at 8:30 am EDT / 2:30 pm CET on Thursday, April 30, 2026, to discuss its results. To participate on the conference call, please dial +1-877-883-0383 (US) or +1-412-902-6506 (international) and use the passcode 3761849.

The conference call will also be broadcast over the internet and include a slide presentation. To access the webcast and supporting material, please visit the investor relations section of the Garrett Motion website at http://investors.garrettmotion.com. A replay of the conference call will be available by dialing +1-855-669-9658 (US) or +1-412-317-0088 (international) using the access code 7390409. The webcast will also be archived on Garrett’s website.
Forward-Looking Statements
This communication and related comments by management may include “forward-looking statements” within the meaning of the U.S. federal securities laws. Forward-looking statements are any statements other than statements of historical fact and can be identified by words such as “anticipate,” “intend,” “plan,” “goal,” “seek,” “believe,” “project,” “estimate,” “expect,” “strategy,” “future,” “likely,” “may,” “should,” “will,” and similar expressions. Forward-looking statements represent our current judgment about possible future activities, events, or developments that we intend, expect, project, believe, or anticipate will or may occur in the future. In making these statement, we rely upon assumptions and analysis based on our experience and perception of historical trends, current conditions, and expected future developments, as well as other factors we consider appropriate under the circumstances. We believe these judgments are reasonable, but these statements are not guarantees of any future performance, events, or results, and actual performance, events, or results may differ materially from those envisaged by our forward-looking statements due to a variety of important factors, many of which are described in our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission, including risks related to the automotive industry, the competitive landscape and our ability to compete, and macroeconomic and geopolitical conditions, among others. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made, and we undertake no obligation to update publicly or otherwise revise any forward-looking statements, whether as a result of new information, future events, or other factors that affect the subject of these statement, except where we are expressly required to do so by law.

Non-GAAP Financial Measures
This communication includes the following non-GAAP financial measures, which are not calculated in accordance with generally accepted accounting principles in the United States (“GAAP”): Constant currency sales growth, Adjusted EBIT, Adjusted EBITDA, Adjusted EBIT margin, Adjusted EBITDA margin and Adjusted free cash flow. We believe these measures are useful to investors and management in understanding our ongoing operations and analysis of ongoing operating trends and are important indicators of operating performance because they exclude the effects of certain non-operating items, therefore making them more closely reflect our operational performance. Our calculation of these non-GAAP measures, including a reconciliation of such measures to the most closely related GAAP measure, are set forth in the Appendix to this presentation. These non-GAAP measures may not be comparable to similarly titled measures of other companies due to potential differences between companies in the method of calculation. As a result, the use of these non-GAAP measures has limitations and should not be considered superior to, in isolation from, or as a substitute for, related GAAP measures. For additional information regarding our non-GAAP financial measures, see our most recent Annual Report on Form 10-K and our other filings with the U.S. Securities and Exchange Commission.
About Garrett Motion Inc.
A differentiated technology leader, Garrett Motion has a 70-year history of innovation in the automotive sector (cars, trucks) and beyond (off-highway equipment, marine, power generators). Its well-recognized expertise in turbocharging has enabled significant reductions in engine size, fuel consumption, and CO2 emissions. Garrett is committed to advancing turbo applications while leveraging its unique technology solutions, such as fuel cell compressors for hydrogen fuel cell vehicles, as well as electric propulsion and thermal management systems for automotive and industrial applications. Garrett has six R&D centers, 13 manufacturing facilities and a team of more than 8,700 employees in more than 20 countries. For more information, please visit www.garrettmotion.com.

Contacts:
INVESTOR RELATIONS
Cyril Grandjean
+1.734.392.5504
investorrelations@garrettmotion.com

CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

	For the Three Months Ended March 31,
	2026	2025
	(Dollars in millions, except per share amounts)
Net sales	$985	$878
Cost of goods sold	789	699
Gross profit	196	179
Selling, general and administrative expenses	58	59
Other expense, net	1	7
Interest expense	27	29
Non-operating income, net	(8)	(1)
Income before taxes	118	85
Tax expense	23	23
Net income	$95	$62

Earnings per common share
Basic	$0.50	$0.30
Diluted	0.49	0.30

Weighted average common shares outstanding
Basic	189,248,149	205,113,600
Diluted	193,202,620	207,571,011

CONSOLIDATED INTERIM STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended March 31,
	2026	2025
	(Dollars in millions)
Net income	$95	$62
Foreign exchange translation adjustment	(5)	(29)
Changes in fair value of effective cash flow hedges, net of tax	14	2
Changes in fair value of net investment hedges, net of tax	31	(35)
Total other comprehensive income (loss), net of tax	40	(62)
Comprehensive income	$135	$—

CONSOLIDATED INTERIM BALANCE SHEETS

	March 31, 2026	December 31, 2025
	(Dollars in millions)
ASSETS
Current assets:
Cash and cash equivalents	$142	$177
Restricted cash	2	2
Accounts, notes and other receivables – net	810	703
Inventories – net	313	339
Other current assets	108	98
Total current assets	1,375	1,319
Investments and long-term receivables	11	11
Property, plant and equipment – net	437	462
Goodwill	193	193
Deferred income taxes	184	210
Other assets	173	172
Total assets	$2,373	$2,367
LIABILITIES
Current liabilities:
Accounts payable	$1,077	$1,061
Current maturities of long-term debt	7	7
Accrued liabilities	322	295
Total current liabilities	1,406	1,363
Long-term debt	1,410	1,411
Deferred income taxes	34	32
Other liabilities	304	363
Total liabilities	$3,154	$3,169
COMMITMENTS AND CONTINGENCIES
EQUITY (DEFICIT)
Common Stock, par value $0.001; 1,000,000,000 and 1,000,000,000 shares authorized, 245,171,744 and 242,549,685 issued and 187,742,822 and 190,556,297 outstanding as of March 31, 2026 and December 31, 2025, respectively	—	—
Additional paid – in capital	1,247	1,240
Retained deficit	(1,305)	(1,384)
Accumulated other comprehensive (loss) income	(98)	(138)
Treasury Stock, at cost; 57,428,922 and 51,993,388 shares as of March 31, 2026 and December 31, 2025, respectively	(625)	(520)
Total deficit	(781)	(802)
Total liabilities and deficit	$2,373	$2,367

CONSOLIDATED INTERIM STATEMENTS OF CASH FLOWS	Three Months Ended March 31,
	2026	2025
	(Dollars in millions)
Cash flows from operating activities:
Net income	$95	$62
Adjustments to reconcile net income to net cash provided by operating activities
Deferred income taxes	5	6
Depreciation	25	22
Amortization of deferred issuance costs	1	2
Foreign exchange loss (gain)	13	(19)
Stock compensation expense	7	6
Unrealized (gain) loss on derivatives	(11)	35
Other	2	2
Changes in assets and liabilities:
Accounts, notes and other receivables	(112)	(56)
Inventories	17	25
Other assets	(7)	(3)
Accounts payable	48	(34)
Accrued liabilities	19	(3)
Other liabilities	(4)	11
Net cash provided by operating activities	$98	$56
Cash flows from investing activities:
Expenditures for property, plant and equipment	(29)	(26)
Proceeds from cross-currency swap contracts	3	4
Net cash used for investing activities	$(26)	$(22)
Cash flows from financing activities:
Proceeds from issuance of long-term debt, net of deferred financing costs	—	68
Bank overdrafts	—	17
Payments of long-term debt	(2)	(71)
Repurchases of Common Stock	(87)	(30)
Dividend payments	(16)	(12)
Payments for debt and revolving facility financing costs	—	(1)
Other	—	(2)
Net cash used for financing activities	$(105)	$(31)
Effect of foreign exchange rate changes on cash, cash equivalents and restricted cash	(2)	2
Net (decrease) increase in cash, cash equivalents and restricted cash	(35)	5
Cash, cash equivalents and restricted cash at beginning of the period	179	126
Cash, cash equivalents and restricted cash at end of the period	$144	$131
Supplemental cash flow disclosure:
Income taxes paid (net of refunds)	13	12
Interest paid	10	7
Supplemental disclosure of non-cash investing activities:
Expenditures for property, plant and equipment in accounts payable	38	28

Reconciliation of Net Income to Adjusted EBIT(1) and Adjusted EBITDA(1)

	Three Months Ended March 31,
	2026	2025
	(Dollars in millions)
Net income	$95	$62
Interest expense, net of interest income (2)	26	29
Tax expense	23	23
EBIT	144	114
Repositioning costs	12	7
Foreign exchange gain on debt, net of related hedging loss	—	1
Factoring and notes receivables discount fees	1	1
Other non-operating income (3)	(6)	(1)
Debt refinancing and redemption costs (4)	—	6
Acquisition and divestiture expenses	—	3
Adjusted EBIT	151	131
Depreciation	25	22
Stock compensation expense (5)	7	6
Adjusted EBITDA	$183	$159

Net sales	$985	$878

Net income margin	9.6%	7.1%
Adjusted EBIT margin (6)	15.3%	14.9%
Adjusted EBITDA margin (7)	18.6%	18.1%

(1)We evaluate performance on the basis of Adjusted EBIT and Adjusted EBITDA. We define “EBIT” as our net income calculated in accordance with U.S. GAAP, plus the sum of (i) interest expense net of interest income and (ii) tax expense. We define Adjusted EBIT as EBIT, plus the sum of (i) repositioning costs, (ii) foreign exchange (gain) loss on debt net of related hedging gain/loss, (iii) discounting costs on factoring, (iv) gain on sale of equity investment, (v) acquisition and divestiture expenses, (vi) other non-operating income, and (vii) debt refinancing and redemption costs, if any. We define Adjusted EBITDA as EBIT, plus the sum of (i) repositioning costs, (ii) foreign exchange (gain) loss on debt net of related hedging gain/loss, (iii) discounting costs on factoring, (iv) gain on sale of equity investment, (v) acquisition and divestiture expenses, (vi) other non-operating income, and (vii) debt refinancing and redemption costs, if any, plus (viii) depreciation and (ix) stock compensation expense. We believe that Adjusted EBIT and Adjusted EBITDA are important indicators of operating performance and provide useful information for investors because:
•Adjusted EBIT and Adjusted EBITDA exclude the effects of income taxes, as well as the effects of financing activities by eliminating the effects of interest;
•certain adjustment items, while periodically affecting our results, may vary significantly from period to period and have disproportionate effect in a given period, which affects the comparability of our results; and
•Adjusted EBITDA also excludes the effects of investing activities by eliminating the effects of depreciation.
In addition, our management may use Adjusted EBIT and Adjusted EBITDA in setting performance incentive targets to align performance measurement with operational performance.
(2)    Reflects interest income of $1 million and $0 million for the three months ended March 31, 2026 and 2025, respectively.
(3)     Reflects the non-service component of net periodic pension income and, for the three months ended March 31, 2026, also includes $5 million related to the resolution of certain environmental liabilities not directly related to the Company's operations.
(4) Reflects third-party costs directly attributable to the refinancing of our credit facilities and any amendments.
(5)    Stock compensation expense includes only non-cash expenses.
(6)    Adjusted EBIT margin represents Adjusted EBIT as a percentage of net sales.
(7)    Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Reconciliation of Constant Currency Sales % Change(1)

	Three Months Ended March 31,
	2026	2025
Garrett
Reported sales % change	12%	(4)%
Less: Foreign currency translation	6%	2%
Constant currency sales % change	6%	(2)%

Gasoline
Reported sales % change	10%	4%
Less: Foreign currency translation	7%	(2)%
Constant currency sales % change	3%	6%

Diesel
Reported sales % change	12%	(14)%
Less: Foreign currency translation	9%	(3)%
Constant currency sales % change	3%	(11)%

Commercial vehicle / Industrial
Reported sales % change	17%	(4)%
Less: Foreign currency translation	4%	(2)%
Constant currency sales % change	13%	(2)%

Aftermarket
Reported sales % change	16%	(13)%
Less: Foreign currency translation	6%	(3)%
Constant currency sales % change	10%	(10)%

Other Sales
Reported sales % change	7%	8%
Less: Foreign currency translation	7%	(3)%
Constant currency sales % change	0%	11%
(1)    We define constant currency sales growth as the year-over-year change in reported sales relative to the comparable period, excluding the impact on sales from foreign currency translation. We believe this measure is useful to investors and management in understanding our ongoing operations and in analysis of ongoing operating trends.

Reconciliation of Cash Flow from Operations to Adjusted Free Cash Flow(1)

	Three Months Ended March 31,
	2026	2025
	(Dollars in millions)
Net cash provided by operating activities	$98	$56
Expenditures for property, plant and equipment	(29)	(26)
Net cash provided by operating activities less expenditures for property, plant and equipment	69	30
Acquisition and divestiture expenses	—	1
Cash payments for repositioning	8	3
Proceeds from cross currency swap contracts	3	4
Cash payments for debt refinancing costs	—	6
Factoring and P-notes	(31)	(8)
Adjusted free cash flow (1)	$49	$36
(1)    Adjusted free cash flow reflects an additional way of viewing liquidity that management believes is useful to investors in analyzing the Company’s ability to service and repay its debt. The Company defines adjusted free cash flow as cash flow provided from operating activities less capital expenditures and additionally adjusted for other discretionary items including cash flow impacts for capital structure transformation expenses, acquisition and divestiture expenses, debt refinancing costs, and factoring and guaranteed bank notes activity.

Full Year 2026 Outlook Reconciliation of Reported Net Sales to Net Sales Growth at Constant Currency

	2026 Full Year
	Low End	High End
Reported net sales (% change)	1%	9%
Foreign currency translation	3%	3%
Full year 2026 Outlook Net sales growth at constant currency	(2)%	6%

Full Year 2026 Outlook Reconciliation of Net Income to Adjusted EBIT and Adjusted EBITDA

	2026 Full Year
	Low End	High End
	(Dollars in millions)
Net income	$300	$360
Interest expense, net of interest income *	101	101
Tax expense	101	121
Other non-operating income	(6)	(6)
Factoring and notes receivables discount fees	1	1
Repositioning costs	23	23
Full Year 2026 Outlook Adjusted EBIT	$520	$600
Depreciation	100	100
Stock compensation expense	27	27
Full Year 2026 Outlook Adjusted EBITDA	$647	$727
*    Excludes the effects of marked-to-market fluctuations from our interest rate swap contracts

Full Year 2026 Outlook Reconciliation of Net Cash Provided by Operating Activities to Adjusted Free Cash Flow

	2026 Full Year
	Low End	High End
	(Dollars in millions)
Net cash provided by operating activities	$407	$522
Expenditures for property, plant and equipment	(90)	(90)
Net cash provided by operating activities less expenditures for property, plant and equipment	317	432
Cash payments for repositioning	25	25
Proceeds from cross currency swap contracts	13	18
Full Year 2026 Outlook Adjusted free cash flow	$355	$475